FORM OF
                      PRINCIPAL UNDERWRITING AGREEMENT


THIS PRINCIPAL UNDERWRITING AGREEMENT, between New World Fund, Inc., a Maryland corporation (the "Fund"), and AMERICAN FUNDS DISTRIBUTORS, INC., a California corporation ("AFD").

                               W I T N E S S E T H:

WHEREAS, the Fund is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end diversified investment company which offers shares of common stock and it is a part of the business of the Fund, and affirmatively in the interest of the Fund, to offer shares of the Fund in an initial offering during a period that shall terminate on the settlement date, June 17, 1999, and thereafter either from time to time or continuously as determined by the Fund's officers subject to authorization by its Board of Directors; and

WHEREAS, AFD is engaged in the business of promoting the distribution of shares of investment companies through securities broker-dealers; and

  WHEREAS, the Fund and AFD wish to enter into an agreement with each other to promote the distribution of the shares of the Fund and of all series of the Fund which may be established in the future;

NOW, THEREFORE, the parties agree as follows:

1. (a) AFD shall be the exclusive principal underwriter for the sale of the shares of the Fund and of each series of the Fund which may be established in the future, except as otherwise provided pursuant to the following subsection
(b). The terms "shares of Fund" or "shares" as used herein shall mean shares of common stock of the Fund and each series which may be established in the future and become covered by this Agreement in accordance with Section 21 of this Agreement..

(b) The Fund may, upon 60 days' written notice to AFD, from time to time designate other principal underwriters of its shares with respect to areas other than the North American continent, Hawaii, Puerto Rico, and such countries or other jurisdictions as to which the Fund may have expressly waived in writing its right to make such designation. In the event of such designation, the right of AFD under this Agreement to sell shares in the areas so designated shall terminate, but this Agreement shall remain otherwise in full force and effect until terminated in accordance with the other provisions hereof.

2. In the sale of shares of the Fund, AFD shall act as agent of the Fund except in any transaction in which AFD sells such shares as a dealer to the public, in which event AFD shall act as principal for its own account.

3. The Fund shall sell shares only through AFD, except that the Fund may, to the extent permitted by the 1940 Act and the rules and regulations promulgated thereunder or pursuant thereto, at any time:

(a) issue shares to any corporation, association, trust, partnership or other organization, or its, or their, security holders, beneficiaries or members, in connection with a merger, consolidation or reorganization to which the Fund is a party, or in connection with the acquisition of all or substantially all the property and assets of such corporation, association, Fund, partnership or other organization;

(b) issue shares at net asset value to the holders of shares of capital stock or beneficial interest of other investment companies served as investment adviser by any affiliated company or companies of The Capital Group Companies, Inc., to the extent of all or any portion of amounts received by such shareholders upon redemption or repurchase of their shares by the other investment companies;

(c) issue shares at net asset value to its shareholders in connection with the reinvestment of dividends paid and other distributions made by the Fund;

(d) issue shares at net asset value to persons entitled to purchase shares at net asset value without sales charge or contingent deferred sales charge as described in the current prospectus which is part of the Fund's Registration Statement in effect under the Securities Act of 1933, as amended, for each series issued by the Fund at the time of such offer or sale (the "Prospectus").

4. AFD shall devote its best efforts to the sale of shares of the Fund and shares of any other mutual funds served as investment adviser by affiliated companies of The Capital Group Companies, Inc., and insurance contracts funded by shares of such mutual funds, for which AFD has been authorized to act as a principal underwriter for the sale of shares. AFD shall maintain a sales organization suited to the sale of shares of the Fund and shall use its best efforts to effect such sales in jurisdictions as to which the Fund shall have expressly waived in writing its right to designate another principal underwriter pursuant to subsection 1(b) hereof, and shall effect and maintain appropriate qualification to do so in all those jurisdictions in which it sells or offers shares for sale and in which qualification is required.

5. Within the United States of America, all dealers to whom AFD shall offer and sell shares must be duly licensed and qualified to sell shares of the Fund. Shares sold to dealers shall be for resale by such dealers only at the public offering price set forth in the current Prospectus. AFD shall not, without the consent of the Fund, sell or offer for sale any shares of a series issued by the Fund other than as principal underwriter pursuant to this Agreement.

6. In its sales to dealers, it shall be the responsibility of AFD to insure that such dealers are appropriately qualified to transact business in the shares under applicable laws, rules and regulations promulgated by such national, state, local or other governmental or quasi-governmental authorities as may in a particular instance have jurisdiction.

7. The applicable public offering price of shares shall be the price which is equal to the net asset value per share as shall be determined by the Fund in the manner and at the time or times set forth in and subject to the provisions of the Prospectus of the Fund.

8. All orders for shares received by AFD shall, unless rejected by AFD or the Fund, be accepted by AFD immediately upon receipt and confirmed at an offering price determined in accordance with the provisions of the Prospectus and the 1940 Act, and applicable rules in effect thereunder. AFD shall not hold orders subject to acceptance nor otherwise delay their execution. The provisions of this Section shall not be construed to restrict the right of the Fund to withhold shares from sale under Section 16 hereof.

9. The Fund or its transfer agent shall be promptly advised of all orders received, and shall cause shares to be issued upon payment therefor in New York or Los Angeles Clearing House Funds.

10. AFD shall adopt and follow procedures as approved by the officers of the Fund for the confirmation of sales to dealers, the collection of amounts payable by dealers on such sales, and the cancellation of unsettled transactions, as may be necessary to comply with the requirements of the Commission or the National Association of Securities Dealers, Inc. ("NASD"), as such requirements may from time to time exist.

11. The compensation for the services of AFD as a principal underwriter under this Agreement shall be (i) that part of the sales charge which is retained by AFD after allowance of discounts to dealers as set forth in the effective prospectus which is part of the Fund's Registration Statement in effect under the Securities Act of 1933, as amended, and (ii) amounts payable to AFD as reimbursement of distribution expenses pursuant to the Fund's Plan of Distribution under Rule 12b-1 under the 1940 Act.

12. The Fund agrees to use its best efforts to maintain its registration as a diversified open-end management investment company under the 1940 Act.

13. The Fund agrees to use its best efforts to maintain an effective Prospectus under the Securities Act of 1933, as amended, and warrants that such Prospectus will contain all statements required by and will conform with the requirements of such Securities Act of 1933 and the rules and regulations thereunder, and that no part of any such Prospectus, at the time the Registration Statement of which it is a part becomes effective, will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein, or necessary to make the statements therein not misleading. AFD agrees and warrants that it will not in the sale of shares use any Prospectus, advertising or sales literature not approved by the Fund or its officers nor make any untrue statement of a material fact nor omit the stating of a material fact necessary in order to make the statements made, in the light of the circumstances under which they are made, not misleading. AFD agrees to indemnify and hold the Fund harmless from any and all loss, expense, damage and liability resulting from a breach of the agreements and warranties in this Section contained, or from the use of any sales literature, information, statistics or other aid or device employed in connection with the sale of shares.

14. The expense of each printing of each Prospectus and each revision thereof or addition thereto deemed necessary by the Fund's officers to meet the requirements of applicable laws shall be divided between the Fund, AFD and any other principal underwriter of the shares of the Fund as follows:

(a) the Fund shall pay the typesetting and make-ready charges;

(b) the printing charges shall be prorated between the Fund, AFD, and any other principal underwriter(s) in accordance with the number of copies each receives; and

(c) expenses incurred in connection with the foregoing, other than to meet the requirements of the Securities Act of 1933, as amended, or other applicable laws, shall be borne by AFD, except in the event such incremental expenses are incurred at the request of any other principal underwriter(s) in which case such incremental expenses shall be borne by the principal underwriter(s) making the request.

15. The Fund agrees to use its best efforts to qualify and maintain the qualification of an appropriate number of the shares of each series it offers for sale under the securities laws of such states as AFD and the Fund may approve. Any such qualification for any series may be withheld, terminated or withdrawn by the Fund at any time in its discretion. The expense of qualification and maintenance of qualification shall be borne by the Fund, but AFD shall furnish such information and other material relating to its affairs and activities as may be required by the Fund or its counsel in connection with such qualifications.

16. The Fund may withhold shares of any series from sale in any jurisdiction temporarily or permanently if, in the opinion of its counsel, such offer or sale would be contrary to law or if the Directors or the President or any Vice President of the Fund determines that such offer or sale is not in the best interest of the Fund. The Fund will give prompt notice to AFD of any withholding and will indemnify it against any loss suffered by AFD as a result of such withholding by reason of nondelivery of shares of any series after a good faith confirmation by AFD of sales thereof prior to receipt of notice of such withholding.

17. (a) This Agreement may be terminated at any time, without payment of any penalty, as to the Fund or any series on sixty (60) days' written notice by AFD to the Fund.

(b) This Agreement may be terminated as to the Fund or any series by either party upon five (5) days' written notice to the other party in the event that the Securities and Exchange Commission has issued an order or obtained an injunction or other court order suspending effectiveness of the Registration Statement covering the shares of the Fund or such series.

(c) This Agreement may be terminated as to any series upon five (5) days' written notice to AFD provided either of the following events has occurred:

(i) The NASD has expelled AFD or suspended its membership in that organization;

(ii) the qualification, registration, license or right of AFD to sell shares of any series in a particular state has been suspended or canceled by the State of California or any other state in which sales of the shares of the Fund or such series during the most recent 12-month period exceeded 10% of all shares of such series sold by AFD during such period.

(d) This Agreement may be terminated as to the Fund or any series at any time on sixty (60) days' written notice to AFD without the payment of any penalty, by vote of a majority of the members of the Board of Directors of the Fund who are not interested persons of the Fund and have no direct or indirect financial interest in the operation of the Plan of Distribution or this Agreement or any other agreements related to the Plan of Distribution (the "Independent Directors") or by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund or such series.

18. This Agreement shall not be assignable by either party hereto and in the event of assignment shall automatically terminate forthwith. The term "assignment" shall have the meaning set forth in the 1940 Act.

19. No provision of this Agreement shall protect or purport to protect AFD against any liability to the Fund or holders of its shares for which AFD would otherwise be liable by reason of willful misfeasance, bad faith, or gross negligence.

20. This Agreement shall become effective on April 16, 1999. Unless sooner terminated in accordance with the other provisions hereof, this Agreement shall continue in effect until December 31, 2000, and shall continue in effect from year to year thereafter but only so long as such continuance is specifically approved at least annually by (i) the vote of a majority of the Independent Directors of the Fund cast in person at a meeting called for the purpose of voting on such approval, and (ii) the vote of either a majority of the entire Board of Directors of the Fund or a majority (within the meaning of the 1940
Act) of the outstanding voting securities of the Fund.

21. If the Fund shall at any time issue shares in more than one series, this Agreement shall take effect with respect to such series of the Fund which may be established in the future at such time as it has been approved as to such series by vote of the Board of Directors and the Independent Directors in accordance with Section 20. The Agreement as approved with respect to any series shall specify the compensation payable to AFD pursuant to Section 11, as well as any provisions which may differ from those herein with respect to such series, subject to approval in writing by AFD.

This Agreement may be approved, amended, continued or renewed with respect to a series as provided herein notwithstanding such approval, amendment, continuance or renewal has not been effected with respect to any one or more other series of the Fund.

This Agreement shall be construed under and shall be governed by the laws of the State of California, and the parties hereto agree that proper venue of any action with respect hereto shall be Los Angeles County, California.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed in duplicate original by their officers thereunto duly authorized, as of ______________.

AMERICAN FUNDS DISTRIBUTORS, INC.   NEW WORLD FUND, INC.

By                                  By
 Chairman of the Board              Chairman of the Board
By                                  By
 Secretary                          Secretary